                                                                     EXHIBIT 2.7



                                  CABLE DESIGN
                                  TECHNOLOGIES
                                  CORPORATION



                            NEW YORK STOCK EXCHANGE

                              LISTING APPLICATION



                               December 23, 1996

LISTING APPLICATION TO
NEW YORK STOCK EXCHANGE, INC.                NYSE #_______________


                     CABLE DESIGN TECHNOLOGIES CORPORATION

                       22,222,301 Shares of Common Stock
                            Par Value $.01 Per Share
                                CUSIP 12692410-9

        Rights to Purchase Series A Junior Participating Preferred Stock
                            Par Value $.01 Per Share

                                ORIGINAL LISTING


================================================================================

Number of Shares of Common Stock    Number of Beneficial Common Stockholders
issued as of December 18, 1996:     as of December 18, 1996: 6,942

        18,196,710 (includes 0
              Treasury Shares)

================================================================================

                           DESCRIPTION OF TRANSACTION

     This listing application is the original application of Cable Design Technologies Corporation, a Delaware corporation ("CDT" or the "Company"), for the listing of 22,222,301 shares of its Common Stock, $.01 par value per share ("Shares"), on the New York Stock Exchange, Inc. (the "Exchange"). This application covers (i) 18,196,710 outstanding shares of Common Stock, (ii) 181,848 shares of Common Stock which are reserved for issuance and may be issued pursuant to the Consulting Agreement among the Company, Cable Design Technologies Inc.("CDT Inc.") and Michael F.O. Harris and the Consulting Agreement among the Company, CDT Inc. and Glenn Kalnasy (collectively, the "Consulting Agreements"), (iii) 2,123,730 shares of Common Stock which are reserved for issuance and may be issued pursuant to the Company's Stock Purchase and Option Plan, (iv) 419,022 shares of Common Stock which are reserved for issuance and may be issued pursuant to the Company's Long-Term Performance Incentive Plan, (v) 29,753 shares of Common Stock which are reserved for issuance and may be issued pursuant to the Company's Management Stock Award Plan, (vi) 1,200,000 shares of Common Stock which are reserved for issuance and may be issued pursuant to the Company's Supplemental Long-Term Performance Incentive Plan, (vii) 71,238 shares of Common Stock which are reserved for issuance and may be issued pursuant to the Company's Non-Employee Director Stock Plan and (viii) Rights to Purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock issued pursuant to the Company's 1996 Rights Agreement which trade with the Company's Common Stock unless and until separated.

     For additional information required in connection with this application, reference will be made to (i) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, which is attached hereto as Exhibit A; (ii) the Company's Proxy Statement dated November 12, 1996 for the Annual Meeting of Stockholders to be held on December 10, 1996, which is attached hereto as Exhibit B; and (iii) the Company's 1996 Annual Report to Stockholders, which is attached hereto as Exhibit C.

                     SHARES APPLIED FOR BUT NOT YET ISSUED

     As of December 18, 1996, 181,848 shares of the Company's Common Stock were reserved for issuance under the Company's Consulting Agreements, 2,123,730 shares of Common Stock were reserved for issuance under the Company's Stock Purchase and Option Plan; 419,022 shares of Common Stock were reserved for issuance under the Company's Long-Term Performance Incentive Plan; 29,753 shares of Common Stock were reserved for issuance under the Company's Management Stock Award Plan; 1,200,000 shares of Common Stock were reserved for issuance under the Company's Supplemental Long-Term Performance Incentive Plan; and 71,238 shares of Common Stock were reserved for issuance under the Company's Non-Employee Director Stock Plan. In addition, this listing application is for listing Rights to Purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock issued pursuant to the Company's 1996 Rights Agreement which trade with the Company's Common Stock unless and until separated.

     Consulting Agreements.  In 1988, the Company entered into consulting
     ---------------------
agreements with each of Michael F.O. Harris and Glenn Kalnasy (the "Consultants") ("Consulting Agreements") whereby the Consultants were granted options to purchase up to 234,196 shares of the Company's Common Stock. 181,848 options remain unexercised under the Consulting Agreements. The options issued under the Consulting Agreements have an exercise price equal to the fair market value of the Common Stock on the date of grant (July 14, 1988) and expire on the earlier of ten years after date of grant or ten days after the termination of the Consulting Agreements.

     Stock Purchase and Option Plan.  The Company maintains a Stock Purchase and
     ------------------------------
Option Plan (the "Former Plan") which was terminated as to future grants effective upon completion of the Company's initial public offering on November 24, 1993 (the "Initial Public Offering"). As of the grant termination date, 2,777,696 options had been granted under the Former Plan to directors, executives and other key employees of the Company. 2,123,730 options remain unexercised under the Former Plan. Options issued under the Former Plan have an exercise price equal to the fair market value of the common stock on the date of grant (July 1988 through September 1992) and expire on the earlier of ten years after date of grant or ten days after termination of employment. Substantially all of the outstanding options became fully vested as of the date of the Initial Public Offering.

     Long-Term Performance Incentive Plan.  The Long-Term Performance Incentive
     ------------------------------------
Plan (the "Stock Option Plan") was adopted September 23, 1993 and provides for the granting to employees and other key individuals the following types of incentive stock awards: stock options, stock appreciations rights, restricted stock, performance units and grants and other types of awards. The Stock Option Plan is scheduled to terminate in ten years from the date of adoption but may be extended another five years by the Company's Board of Directors for the grant of awards other than incentive stock options. Employee rights to grants pursuant to the Stock Option Plan are forfeited if a recipient's employment terminates within a specified period following the grant. An aggregate of 436,722 shares of common stock were reserved for issuance pursuant to the Stock Option Plan. In fiscal 1995 and fiscal 1996, non-qualified stock options of 150,000 and 270,600, respectively, were granted to various employees. 402,900 options remain unexercised under the Stock Option Plan. The terms of the stock options include ratable vesting over five years and an exercise price equal to the fair market value of the stock at the date of grant.

     Management Stock Award Plan.  The Management Stock Award Plan (the "Stock
     ---------------------------
Award Plan") was adopted September 23, 1993 and provides for a grant of 59,507 shares of common stock of the Company to certain non-officer employees and other individuals who perform significant services for the benefit of the Company. Under the Stock Award Plan, the Company granted 59,507 shares of Common Stock on May 1, 1994. Pursuant to such award, 25% of the total number of shares granted vest each May 1 beginning May 1, 1995 through May 1, 1998. 29,754 shares have been issued to date and 29,753 shares are expected to be issued through May 1, 1998.

     Supplemental Long-Term Performance Incentive Plan.  The Supplemental Long-
     -------------------------------------------------
Term Performance Incentive Plan (the "Supplemental Plan") was adopted in December 1995 and authorizes the grant of awards with respect to 1,200,000 shares of Common Stock. 750,000 of such shares are reserved for grants only to new members of the Company's management who are employed in connection with acquisitions by the Company. Under the Supplemental Plan, and in conjunction with acquisitions completed by the Company in fiscal 1996, the Company granted 399,400 options under the Supplemental Plan in fiscal 1996.

     Non-Employee Director Stock Plan.  Additionally, in December 1995 the
     --------------------------------
Company adopted the Non-Employee Director Stock Plan (the "Non-Employee Plan"). The Non-Employee Plan provides that shares of Common Stock having a fair market value of $15,000 be granted annually to each non-employee director each August
1. There were 2,250 shares granted under the Non-Employee Plan in fiscal 1996 and 1,512 shares have been granted to date in fiscal 1997.

     1996 Rights Agreement.  The Rights Agreement (the "Rights Agreement") was
     ---------------------
adopted on December 10, 1996 and authorizes the issuance of one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company. The distribution is payable to the stockholders of record at the close of business on December 26, 1996 ("Record Date"), and with respect to all Common Stock that becomes outstanding after the Record Date and prior to the earliest of the Distribution Date, as defined in the Rights Agreement, the redemption of the Rights, the exchange of the Rights, or the expiration of the rights. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, Series A, par value $1.00 per share of the Company ("Preferred Shares") at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment.


                             AUTHORITY FOR ISSUANCE

     Listed below are the dates of approval by the Board of Directors and, where required, the stockholders of the Company of the issuance of shares of Common Stock not yet issued but for which application to list is being made and for the
Rights:

                                             Board of          Stockholders'
Plan                                    Directors' Approval      Approval
----                                    -------------------      --------

Consulting Agreement among the          July 14, 1988
 Company, CDT Inc. and Michael F.O.
 Harris and Consulting Agreement
 among the Company, CDT Inc. and
 Glen Kalnasy

Stock Purchase and Option Plan          December 28, 1988    December 29, 1988

Long-Term Performance Incentive Plan    September 23, 1993   November 1, 1993

Management Stock Award Plan             September 23, 1993

Supplemental Long-Term Performance      September 11, 1995   December 12, 1995
 Incentive Plan

Non-Employee Director Stock Plan        September 11, 1995   December 12, 1995

1996 Rights Agreement/1/                December 10, 1996



                              HISTORY AND BUSINESS

  The Company, as it exists today, was incorporated on May 18, 1988, but was conceived in 1985 by its current President and Chief Executive Officer, Paul Olson, together with other members of current management, shortly after West Penn was acquired by a group of investors. In 1988, the Company underwent a recapitalization pursuant to which GTC Fund II purchased a controlling interest in the Company. On July 14, 1988, the Company acquired all of the outstanding capital stock of Cable Design Technologies Inc. (formerly Intercole Inc.) and continues to hold such stock.

  The Company is a leading designer and manufacturer of technologically advanced electronic data transmission cables made of copper, fiber optic and copper/fiber optic composites. The Company's products link sophisticated electronic equipment for local area networks, wide area networks, high speed multimedia applications, computer interconnection applications, and automation, sound and safety systems applications. A narrative description of the Company's business is set forth under Item 1 of the Company's 1996 Form 10-K, which is attached hereto as Exhibit A.

----------
/1/    Common Stock would only be issuable under the 1996 Rights Plan if the
Rights separated and the Preferred Shares "flipped-in" and became exercisable for Common Stock pursuant to the terms of the 1996 Rights Agreement.

                             PROPERTY DESCRIPTION

          The Company maintains its administrative offices and manufacturing and warehousing facilities in various locations, which are either leased or owned.
A description of these properties is set forth under Item 2 of the Company's 1996 Form 10-K under the caption "Properties," which is attached hereto as Exhibit A.

                              AFFILIATED COMPANIES

          A list of the Company's subsidiaries is set forth in Exhibit A attached hereto.

                                   MANAGEMENT

          The names, titles and other information with respect to the Company's directors and executive officers are set forth in the Company's 1996 Proxy Statement under the caption "Information Regarding Nominees for Election of Directors" which is attached hereto as Exhibit B.

                                 CAPITALIZATION

          The Company's original authorized capital stock consisted of 25,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value. At the Annual Meeting on December 10, 1996, the stockholders of the Company voted to adopt an amendment to the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock to 100,000,000 shares. On December 11, 1996, the Company filed an amendment to the Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware which provided for authorized capital stock consisting of 100,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value. On December 11, 1996, the Company also filed a Certificate of Designation whereby 100,000 shares of Preferred Stock was designated as Junior Participating Preferred Stock, Series A.

          The Rights Agreement was adopted on December 10, 1996 and authorizes the issuance of a Right for each outstanding share of common stock of the Company. The distribution is payable to the stockholders of record at the close of business on the Record Date, and with respect to all Common Stock that becomes outstanding after the Record Date and prior to the earliest of the Distribution Date, as defined in the Rights Agreement, the redemption of the Rights, the exchange of the Rights, and the expiration of the rights. Each Right entitles the registered holder to purchase from the Company Preferred Shares at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment.

                                  FUNDED DEBT

          Reference is made to page 24 of the Company's 1996 Annual Report under
Note 7 to the Notes to the Consolidated Financial Statements which is attached hereto as Exhibit C.

                                 STOCK PROVISIONS

          The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value.

Dividend Rights
-------- ------

          Dividend payments are limited by the provisions of instruments relating to long-term debt.

Voting Rights
------ ------

          Each holder of the Company's Common Stock is entitled to one vote for each share held.

Liquidation Rights
----------- ------

          Holders of the Company's Common Stock are entitled on liquidation to receive the net assets of the Company in proportion to the respective number of shares held by them.

Preemptive Rights
---------- ------

          The holders of the Company's Common Stock do not have any preemptive rights to subscribe or to purchase any shares of Common Stock or any other securities which may be issued by the Company except as provided in the Company's 1996 Rights Agreement.

Miscellaneous
-------------

          All of the outstanding shares of the Common Stock of the Company are fully paid and nonassessable. The Company regularly sends annual reports containing audited consolidated financial statements to its stockholders. The outstanding shares of the Company's Common Stock are currently listed on the NASDAQ National Market System.

                          EMPLOYEES - LABOR RELATIONS

          As of November 29, 1996, the Company and its subsidiaries employed approximately 2,200 employees. Employment is not subject to material seasonal fluctuation.

          The Company has not experienced any material work stoppages due to labor disagreements during the past three years.

          The Company maintains certain bonus and compensation plans for certain employees. See pages 7 through 9 of the Company's 1996 Proxy Statement, which is attached hereto as Exhibit B. The Company also maintains various defined contribution plans and defined benefit plans as well as various life, disability, dental and medical employee benefit plans for all employees.

                             STOCKHOLDER RELATIONS

          The Company's policy is to keep stockholders informed on a timely basis about financial and other affairs of the Company.

          Quarterly reports containing unaudited financial information as well as comments on the results of operations and other significant events generally are to be mailed to stockholders within 45 days after the end of each fiscal quarterly period. Interim statements of earnings are to be released to the public as soon as available, usually within 30 days after the end of each fiscal quarter.

          Fiscal year-end audited financial information is released publicly as soon as available. Annual reports, including audited financial statements and proxy materials relating to the Company's annual meeting of stockholders, generally are to be mailed to stockholders in early December. News of significant developments is to be released to the public as soon as possible.

                                DIVIDEND RECORD

          The Company has not paid dividends to its stockholders.

                   OPTIONS, WARRANTS, CONVERSION RIGHTS, ETC.

          See "Shares Applied For But Not Yet Issued," above.

                                   LITIGATION

          For a description of all pending material litigation involving the Company or its subsidiaries, please see "Legal Proceedings," on pages 6 and 7 of the Company's 1996 Form 10-K Report which is attached hereto as Exhibit A.

                  BUSINESS, FINANCIAL, AND ACCOUNTING POLICIES

Independent Public Accountants
----------- ------ -----------

          The firm of Arthur Andersen LLP (or its predecessor firms), independent certified public accountants, has served as the Company's auditor since 1988. The firm was appointed by and reports to the Board of Directors through the Audit Committee of the Board. Arthur Andersen LLP has full authority to examine all Company records and supporting documents as may be necessary to perform its audit related services. Arthur Andersen LLP makes a periodic audit of the Company. Representatives of Arthur Andersen LLP are invited to, and attend, the Company's Annual Meeting of Stockholders, to respond to questions from stockholders and to make a statement, if they so desire.

Chief Executive Officer
----- --------- -------

          Paul M. Olson is the Chief Executive Officer and President of the Company.

Chief Financial Officer
----- --------- -------

          Kenneth O. Hale is the Vice President, Chief Financial Officer and Secretary of the Company. He reports directly to the Chief Executive Officer of the Company, and has authority over the accounting records of the Company. Mr. Hale attends all meetings of the Board of Directors.

Commitments
-----------

          It is not the policy of the Company to make future commodity commitments.

Working Capital
------- -------

          The Company uses short-term borrowings for working capital from time to time in the ordinary course of business.

Significant Accounting Policies
----------- ---------- --------

          A summary of the Company's significant accounting policies is set forth in Note 2 and other Notes to Consolidated Financial Statements contained in the Company's 1996 Annual Report, which is attached hereto as Exhibit C.

                              FINANCIAL STATEMENTS

          See the audited balance sheets of the Company and subsidiaries for the two fiscal years ended July 31, 1996 and audited statements of income, cash flows and stockholders equity for the three years ended July 31, 1996; and the Notes thereto contained in the Company's 1996 Annual Report, beginning at page 15, attached hereto as Exhibit C, and the report of Arthur Andersen LLP thereon on page 14.

                               OPINION OF COUNSEL

          In the opinion of Kirkland & Ellis, (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) all of the shares covered by this application, if issued have been, and if reserved for issuance will when issued be, duly authorized and validly issued, and all such shares are or will be duly paid and non-assessable;
(iii) under the laws of the State of Delaware, the owners of such shares have no personal liability for the debts and obligations of the Company solely as a result of their status as stockholders; (iv) the 4,025,591 shares of Common Stock reserved for issuance, as set forth above under "Shares Applied For But Not Yet Issued," and for which this listing application is being made, have been duly authorized, and when validly issued will be fully paid and nonassessable; and (v) 11,062,500 shares of the 18,196,710 outstanding shares of Common Stock of the Company outstanding on December 18, 1996 have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended or issued in transactions exempt from such registration.

            REGISTRATION UNDER THE SECURITIES EXCHANGE ACT OF 1934

          The Company has filed with the Securities and Exchange Commission and the New York Stock Exchange, Inc. two Registration Statements on Form 8-A for the registration of the shares of Common Stock and for the registration of the Rights under the Securities Exchange Act of 1934, as amended.

                               LISTING AGREEMENT

          The Company has executed the New York Stock Exchange, Inc. standard form of Listing Agreement, which will be available for review upon request.

                              GENERAL INFORMATION

FISCAL YEAR

          The Company is on a fiscal year basis, ending July 31.

ADDRESS

          The address of the Company's principal office is Foster Plaza 7, 661 Andersen Drive, Pittsburgh, Pennsylvania 15220. The Company's telephone number is (412) 937-2300.

STOCKHOLDERS' MEETINGS

          The date and time of the Annual Meeting of Stockholders of the Company is fixed by the Board of Directors but if no such date and time is fixed by the Board, the meeting for any fiscal year shall be held within 120 days of the end of the fiscal year.

          Except as otherwise prescribed by statute, the holders of a majority of the shares of the issued and outstanding Common Stock present in person or represented by proxy shall be requisite to and shall constitute a quorum at all meetings of the stockholders for the transaction of each item of business required to be voted on.

TRANSFER AGENT AND REGISTRAR

          Boston Equiserve Limited Partnership, 150 Royall Street, Canton MA 02021, is the transfer agent and registrar for the Company's Common Stock.

TOTAL STOCKHOLDERS

          The Company has approximately 6,942 total stockholders, including shares held in "street name," as of December 18, 1996.

                                 CABLE DESIGN TECHNOLOGIES CORPORATION


                                 /s/ Paul M. Olson
                                 -----------------
                                 Paul M. Olson
                                 President and Chief Executive Officer

          The New York Stock Exchange, Inc. hereby authorizes the listing of 18,196,710 shares of Common Stock, par value $.01 per share, of the Company, all of which are outstanding and no shares of Common Stock, par value $.01 per share which are held as Treasury Shares.

          In addition, the New York Stock Exchange also authorizes the listing of (i) 4,025,591 additional shares of Common Stock of the Company upon official notice of issuance for the purposes set forth above, making a total of 22,222,301 shares of Common Stock authorized for listing and (ii) the Rights.


       Catherine R. Kinney                    Richard A. Grasso
 Group Executive Vice President           Chairman of the Board and
 New Listings and Client Service           Chief Executive Officer
  New York Stock Exchange, Inc.         New York Stock Exchange, Inc.